Exhibit 23

                       Consent of Independent Auditors


The Board of Directors
Dime Financial Corporation:


We consent to incorporation by reference in the Registration Statement (No. 33-23054) on Form S-8 of Dime Financial Corporation of our report dated January 21, 1998 relating to the consolidated statements of condition of Dime Financial Corporation and subsidiary as of December 31, 1997 and 1996 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Dime Financial Corporation.



                                       /s/ KPMG Peat Marwick LLP


Hartford, Connecticut
March 31, 1998